EXHIBIT 99.1

Compass Diversified Terminates Agreement to Sell Advanced Circuits

Westport, Conn., July 29, 2022 – Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, today announced that its majority-owned subsidiary, Compass AC Holdings, Inc. (“Advanced Circuits”), terminated the previously announced Agreement and Plan of Merger, dated as of October 13, 2021 (the “Merger Agreement”), pursuant to which Advanced Circuits was to be sold to Tempo Automation, Inc. (“Tempo Automation”).

The closing of the transaction contemplated by the Merger Agreement was conditioned upon Tempo Automation being acquired by a publicly traded special purpose acquisition company (the “SPAC Transaction”). Due to continued delay in closing the SPAC Transaction, the Company and Advanced Circuits elected to terminate the Merger Agreement.

“Advanced Circuits is a proven industry leader in the PCB industry, and we’re proud of the Company’s success under CODI’s ownership,” said Elias Sabo, CEO of Compass Diversified. “We look forward to continuing our partnership with Advanced Circuits and are excited about its future prospects which we believe will drive enhanced value for CODI shareholders.”

About Compass Diversified (“CODI”)
Since its founding in 1998, CODI has consistently executed on its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial and branded consumer sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.

About Advanced Circuits
Advanced Circuits offers one-stop PCB fabrication, quick turn PCBs and assembly services that allow customers to receive their printed circuit board orders in as soon as one day. With its 24 hour online instant PCB quoting, best on-time shipping record, and enhanced capabilities that can produce and assemble any size order (from simple prototypes PCBs, to complex designs and large-scale production PCBs), Advanced Circuits delivers high quality and reliable PCB manufacturing and assembly services. Advanced Circuits serves over 10,000 customers, specializing in in the high tech aerospace, military (DOD contracts ready), medical, and commercial industries. For more information, visit www.4pcb.com or call 800-979-4PCB (4722).

Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and its subsidiaries. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2021 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gatewayir.com
Media Relations
The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com